EXHIBIT 10.3

SUB-SUBLEASE

(San Diego, California)

This Sub-Sublease (this “Sub-Sublease”) is entered into as of August 30, 2019 (the “Effective Date”), by and between Avelas Biosciences, Inc., a Delaware corporation (“Sub-Sublandlord”), and Synthorx, Inc., a Delaware corporation (“Sub-Subtenant”). Sub-Sublandlord and Sub-Subtenant may each be referred to herein as a “Party”, and collectively, the “Parties”.

RECITALS

This Sub-Sublease is made with reference to the following recitals of essential facts:

A.Sub-Sublandlord, as subtenant, and COI Pharmaceuticals, Inc., a Delaware corporation (“Sublandlord”), as sublandlord, are parties to that certain Office Sublease dated as of April 1, 2017 (as amended, the “Master Sublease”), for certain space located in Suite 180 of the building commonly known as 11099 North Torrey Pines Road, San Diego, California (the “Building”), containing approximately 7,109 rentable square feet, as more particularly described in the Master Sublease and as depicted in Exhibit A attached hereto (the “Premises”). Capitalized terms used, but not defined, herein have the meanings set forth in the Master Sublease.

B.Sublandlord, as tenant, and HCP Torrey Pines LLC, a Delaware limited liability company (“Master Landlord” and, together with Sublandlord, “Superior Landlords” and each a “Superior Landlord”), as landlord, are parties to that certain Standard Multi-Tenant Office Lease – Net dated May 7, 2013, as amended by that certain Addendum dated August 22, 2013, that certain First Amendment dated August 22, 2013, that certain Second Amendment dated September 23, 2014, that certain Third Amendment dated September 14, 2015, that certain Fourth Amendment dated May 6, 2016, and that certain Fifth Amendment dated November 2, 2016 (as amended, the “Master Lease” and, together with the Master Sublease, “Superior Leases” and each a “Superior Lease”), for certain space further described in the Master Lease, a portion of which included the Premises.

C.Subject to the terms and conditions of this Sub-Sublease, Sub-Sublandlord desires to sub-sublease to Sub-Subtenant, and Sub-Subtenant desires to sub-sublease from Sub-Sublandlord, all of the Premises.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.Recitals. The foregoing recitals are hereby incorporated into this Sub-Sublease by this reference as if fully set forth herein.

2.Sub-Subleased Premises. Sub-Sublandlord hereby sub-subleases to Sub-Subtenant, and Sub-Subtenant hereby sub-subleases from Sub-Sublandlord, the Premises. Additionally, Sub-Subtenant is hereby granted the nonexclusive right to use the common areas of the Building to the extent of Sub-Sublandlord’s rights to use of the same pursuant to the Superior Leases, in common with other tenants in the Building (collectively, the “Common Areas”), each throughout the Sub-Sublease Term (as defined in Section 3). Sub-Subtenant covenants that its use of the Premises and Common Areas shall at all times comply with any and all terms, conditions and provisions of the Superior Leases and with any reasonable rules and regulations established by the Superior Landlords from time to time.

3.Sub-Sublease Term; Delivery. The term of this Sub-Sublease (the “Sub-Sublease Term”) shall commence upon the later to occur of: (a) Sub-Sublandlord’s receipt of the Consents (as defined in Section 32), and (b) September 1, 2019 (the “Commencement Date”). Unless earlier terminated under any provision of the Superior Leases or this Sub-Sublease, or extended pursuant to Section 33, the Sub-Sublease Term shall continue until March 1, 2022 (the “Expiration Date”). Sub-Sublandlord shall deliver possession of the Premises to Sub-Subtenant upon the occurrence of all of the following: (a) Sub-Sublandlord’s receipt of the Consent, (b) Sub-Sublandlord’s receipt of the first full month’s Base Rent (as defined in Section 4), and (c) Sub-Sublandlord’s receipt of evidence that Sub-Subtenant carries the insurance required by the Superior Leases. Notwithstanding anything to the contrary in this Sub-Sublease, Sub-Sublandlord shall deliver the Premises to Sub-Subtenant in broom-clean, good working condition, free of persons, debris, personal property (other than the Furniture (as defined in Section 10.1) or any personal property purchased by Sub-Subtenant from Sub-Sublandlord pursuant to a separate bill of sale, as may be agreed to by the Parties) and Hazardous Materials (including any applicable Hazardous Materials closeout permits, to the extent required by any government authorities).

4.Base Rent. Beginning on the date that is six (6) months from the Commencement Date (the “Rent Commencement Date”), Sub-Subtenant shall pay base rent to Sub-Sublandlord in the following amounts during the following periods (each payment, a monthly installment of “Base Rent”):

Months of Lease Term	Monthly Installment of Base Rent
Rent Commencement Date to February 29, 2021*	$24,858.23
March 1, 2021 to February 29, 2022*	$25,603.97
March 1, 2022 to February 28, 2023**	$26,372.09

*Base Rent shall be abated for the calendar months of March 2020 and March 2021.

**If the Sub-Sublease Term is extended pursuant to Section 33.

5.Operating Expenses. Beginning on the Rent Commencement Date and through the date of the expiration or earlier termination of this Sub-Sublease, Sub-Subtenant shall pay to Sub-Sublandlord, as and when due under the Master Sublease, additional rent in an amount equal to that of payment of “Additional Rent” from Sub-Sublandlord to Sublandlord as required under the Master Sublease for the Premises (each payment, a monthly installment of “Operating Expense Reimbursement”); provided that each monthly payment of Operating Expense Reimbursement shall not exceed the amount of Operating Expenses (as defined in the Master Sublease) actually paid by Sub-Sublandlord to Sublandlord. Notwithstanding anything in this Sub-Sublease to the contrary, Operating Expense Reimbursement shall not include: (a) late fees or penalties assessed against Sub-Sublandlord as a result of Sub-Sublandlord’s acts or omissions, or (b) other costs assessed by the Superior Landlords as a result of requests made by or services provided to Sub-Sublandlord not requested by or for the benefit of Sub-Subtenant.

6.Payment of Rent. Base Rent, Operating Expense Reimbursement and any other amounts payable by Sub-Subtenant in connection with this Sub-Sublease are referred to in this Sub-Sublease as “Rent”. Rent shall be due and payable to Sub-Sublandlord without prior written notice or demand, in advance, without deduction or offset, in lawful money of the United States of America, on or before the first day of each calendar month during the Sub-Sublease Term beginning with the Rent Commencement Date. Notwithstanding the foregoing, Sub-Sublandlord shall use commercially reasonable efforts to provide monthly invoices for the payment of Rent at least five (5) business days prior to the date such Rent is due, and shall send copies of any invoices or statements received from any Superior Landlord to Sub-Subtenant promptly upon receipt. Rent shall be payable at Sub-Sublandlord’s address set forth herein, at such other place as Sub-Sublandlord may designate in writing to Sub-Subtenant or pursuant to electronic payment instructions given to Sub-Subtenant in writing. Rent for any period during the Sub-Sublease Term that is less than one (1) month shall be prorated based on a thirty (30) day month. Sub-Subtenant shall pay Rent for the first full month of the Sub-Sublease Term upon Sub-Subtenant’s execution of this Sub-Sublease.

7.Delinquent Payments.

7.1.Late Fee. Sub-Subtenant acknowledges that Sub-Subtenant’s late payment of Rent will cause Sub-Sublandlord to incur costs not contemplated by this Sub-Sublease, the exact amount of such costs being difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Sub-Sublandlord. Accordingly, if Sub-Sublandlord does not receive a monthly installment of Rent within five (5) days following written notice from Sub-Sublandlord that the same is due and delinquent, Sub-Subtenant shall pay to Sub-Sublandlord an additional sum of five percent (5%) of the delinquent amount as a late charge, but in no event more than the maximum late charge allowed by law. The Parties agree that this late charge represents a fair and reasonable estimate of the costs that Sub-Sublandlord will incur due to Sub-Subtenant’s late payment of Rent. Sub-Sublandlord’s acceptance of a late charge will not constitute a waiver of Sub-Subtenant’s default with respect to the delinquent amount or prevent Sub-Sublandlord from exercising any of the other rights and remedies available to Sub-Sublandlord under this Sub-Sublease or under applicable law.

7.2.Interest. In addition to the late charges referred to above, if Sub-Sublandlord does not receive a monthly installment of Rent within five (5) days following written notice from Sub-Sublandlord that the same is due and delinquent, the delinquent amount will bear interest from the date due until paid to Sub-Sublandlord by Sub-Subtenant at the rate of ten percent (10%) per annum or the maximum rate that Sub-Sublandlord may charge to Sub-Subtenant under applicable law, whichever is less. Sub-Sublandlord’s acceptance of interest payments will not constitute a waiver of Sub-Subtenant’s default with respect to the delinquent amount or prevent Sub-Sublandlord from exercising any of the other rights and remedies available to Sub-Sublandlord under this Sub-Sublease or under applicable law.

8.Reserved.

9.Condition of Premises. Sub-Subtenant (a) acknowledges that Sub-Subtenant has conducted a thorough inspection of the Premises and (b) subject to Sub-Sublandlord’s express obligations set forth in Section 3, agrees that the Premises are in good condition and repair and Sub-Subtenant accepts the Premises in their current “as is” condition with all faults. Sub-Subtenant hereby waives all warranties, whether express or implied (including warranties of merchantability or fitness for a particular purpose), with respect to the Premises. Except as expressly set forth in this Sub-Sublease, Sub-Sublandlord makes no representation or warranty of any kind with respect to the Premises, and Sub-Subtenant shall have full responsibility for making any desired repairs, installations, alterations or additions to the Premises. Any installations, alterations or additions which Sub-Subtenant desires to make to the Premises shall be subject to the prior written approval of the Superior Landlords and shall otherwise be constructed in accordance with all of the terms and conditions of the Superior Leases. Notwithstanding the foregoing, Sub-Sublandlord represents and warrants to Sub-Subtenant that, to its knowledge as of the Effective Date, the Building’s systems, including HVAC, electrical, plumbing, fire alarm and roof (collectively, the “Building Systems”), are in good operating condition and repair. Sub-Sublandlord shall use commercially reasonable efforts to cause the Superior Landlords to maintain the Building Systems in good operating condition and repair throughout the Sub-Sublease Term.

10.Furniture.

10.1.Use of Furniture. Provided no Event of Default (as defined in Section 22) has occurred and is continuing, Sub-Subtenant may utilize the furniture and equipment owned by Sub-Sublandlord and located in the Premises as of the Commencement Date (the “Furniture”) during the Sub-Sublease Term, and Sub-Sublandlord shall not remove the Furniture from the Premises during the Sub-Sublease Term, except by agreement with Sub-Subtenant. The Furniture is itemized in Exhibit B attached hereto (the “Inventory”).

10.2.Return of Furniture. The Furniture is and shall remain Sub-Sublandlord’s property during and after the Sub-Sublease Term. At the end of the Sub-Sublease Term, Sub-Subtenant shall deliver the Furniture to Sub-Sublandlord in the Premises, in the same condition as existed on the Commencement Date, reasonable wear and tear excepted. Notwithstanding the foregoing, Sub-Subtenant may remove the cubicles located in the Premises at any time during the Sub-Sublease Term and shall not be obligated to return, replace, restore or compensate Sub-Sublandlord for such cubicles.

11.Use. Sub-Subtenant may use the Premises for the uses permissible under the Superior Leases and for no other use. Sub-Subtenant’s use of the Premises must at all times comply with the requirements of the Superior Leases, and Sub-Subtenant shall not use the Premises in a manner that is in any way materially inconsistent with the Superior Leases or that might cause Sub-Sublandlord to be in breach of the Master Sublease. Sub-Subtenant shall not commit or allow to be committed any waste upon the Building or Premises, or any public or private nuisance or act which is unlawful. Sub-Subtenant shall not commit any act that will increase the then existing rate of insurance on the Building or the Premises. Sub-Subtenant shall promptly pay upon demand the amount of any such increase in insurance rates caused by any act of Sub-Subtenant and incurred by Sub-Sublandlord.

12.Compliance with Laws. Sub-Subtenant shall, at its sole cost and expense, promptly comply with all laws, ordinances and regulations with respect to Sub-Subtenant’s use, occupancy or improvement of the Premises (collectively, “Applicable Laws”); provided, however, that Sub-Subtenant shall not be responsible for making structural changes to the Premises to comply with Applicable Laws or to reimburse Sub-Sublandlord for any legal compliance costs incurred by Sub-Sublandlord with respect to the Premises unless such required changes or costs are a result of Sub-Subtenant’s (a) specific use and occupancy of the Premises (as opposed to general research and development and office use), (b) obtaining any permit or license with respect to the Premises, or (c) making any installations, additions or alterations to the Premises.

13.Compliance with Superior Leases.

13.1.Sub-Subtenant Covenants. Sub-Subtenant covenants that it will occupy the Premises in accordance with all of the terms and conditions of the Superior Leases as they apply to the Premises and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Superior Leases, or render Sub-Sublandlord liable for any damage, charge or expense thereunder.

13.2.Sub-Sublandlord Covenants. Sub-Sublandlord covenants that it will maintain the Master Sublease during the entire Sub-Sublease Term, subject, however, to any earlier termination of the Superior Leases without the fault of Sub-Sublandlord, and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Superior Leases. Sub-Sublandlord shall comply with or perform or cause to be performed Sub-Sublandlord’s obligations with respect to any obligations not assumed by Sub-Subtenant hereunder, including, without limitation, payment of rent to the Sublandlord as and when due under the Master Sublease and keeping all insurance coverages required of it by the Master Sublease in effect during the Sub-Sublease Term. Sub-Sublandlord shall use commercially reasonable efforts to cause Sublandlord to perform its obligations under the Master Sublease, and shall cooperate with Sub-Subtenant in its efforts to obtain such performance. Sub-Sublandlord hereby covenants (1) not to voluntarily surrender the Master Sublease to Sublandlord, and (2) not enter into any amendment, modification or other agreement with respect to the Master Sublease without Sub-Subtenant’s prior written consent.

13.3.Subordination of Sub-Sublease. This Sub-Sublease is subject and subordinate to the Superior Leases in all respects. If the either Superior Lease is terminated for any reason whatsoever, then this Sub-Sublease shall automatically terminate as if it expired by its terms (unless assumed by Sublandlord or Master Landlord, as applicable) and in such event neither Sub-Sublandlord nor the Superior Landlords shall have any liability whatsoever to Sub-Subtenant as a result of such termination, except that Sub-Sublandlord shall be liable to Sub-Subtenant for any such termination arising as a result of Sub-Sublandlord’s default under the Master Sublease or this Sub-Sublease. Except as expressly provided in Section 13.2, under no circumstance shall Sub-Sublandlord be obligated to, or be responsible or liable in any way for, either Superior Landlord’s failure to, (a) perform any acts required to be completed by the Superior Landlords under the Superior Leases, (b) supply any item, including, but not limited to, any utility or service to the Premises required to be supplied by the Superior Landlords under the Superior Leases, or (c) complete any work or maintenance in the Premises, the Building or the Premises required to be completed by the Superior Landlords under the Superior Leases; and no such failure will in any way excuse Sub-Subtenant’s performance under this Sub-Sublease or entitle Sub-Subtenant to any abatement of Rent.

13.4.Incorporation of Terms. Except as expressly provided in this Section 13.4, Sub-Subtenant hereby assumes and agrees to perform each and every obligation of Sub-Sublandlord under the Master Sublease with respect to the Premises. Notwithstanding the foregoing, (i) to the extent of any inconsistencies between the express terms of this Sub-Sublease and the terms of the Superior Leases incorporated herein by reference, the express terms of this Sub-Sublease shall control, and (ii) Sub-Subtenant shall have no renewal or extension rights, or rights to terminate the Master Sublease, whether following a casualty or condemnation event, or otherwise.

13.5.Sub-Sublandlord’s Representations and Warranties. Sub-Sublandlord represents and warrants to Sub-Subtenant that (i) no default or event of default by Sub-Sublandlord has occurred under the Master Sublease, (ii) to Sub-Sublandlord’s knowledge, no default or event of default by a Superior Landlord has occurred under the Superior Leases, (iii) to Sub-Sublandlord’s knowledge, no event has occurred and is continuing that, but for the requirement of the giving of notice and/or the expiration of the period of time to cure, would constitute an event of default by Sub-Sublandlord or Sublandlord under the Master Sublease, (iv) Sub-Sublandlord has not assigned its rights under the Master Sublease, and (v) the Master Sublease attached hereto as Exhibit C is a true, correct and complete copy of the Master Sublease and that the Master Sublease is in full force and effect.

13.6.Survival. The provisions of this Section 13 shall survive the expiration or earlier termination of this Sub-Sublease.

14.Utilities; Services. Sub-Sublandlord shall have no obligation to provide to the Premises with any services or utilities (including without limitation telephone or internet services) of any kind. Sub-Sublandlord shall not be responsible or liable in any way for any failure or interruption, for any reason whatsoever, of the services, utilities or facilities that may or should be appurtenant or supplied to the Premises, and no such failure will in any way excuse Sub-Subtenant’s performance under this Sub-Sublease or entitle Sub-Subtenant to any abatement of Rent, unless such failure is a result of Sub-Sublandlord’s gross negligence or willful misconduct, or Sub-Sublandlord’s default under the Master Sublease. Sub-Subtenant shall pay to Sub-Sublandlord as Rent hereunder any and all sums which Sub-Sublandlord may be required to pay to Sublandlord or any service provider arising out of excess consumption by Sub-Subtenant or a request by Sub-Subtenant for additional building services (e.g., charges associated with after-hours HVAC usage).

15.Maintenance. Sub-Subtenant shall perform all maintenance and repairs in the Premises that Sub-Sublandlord is required to perform under the Master Sublease.

16.Assignment and Subletting. Sub-Subtenant shall not assign this Sub-Sublease or further sublet the Premises except in accordance with the terms of the Master Sublease and with Sub-Sublandlord’s prior consent, not to be unreasonably withheld, conditioned or delayed.

17.Indemnity.

17.1.By Sub-Subtenant. Sub-Subtenant shall, except to the extent caused by Sub-Sublandlord’s gross negligence or willful misconduct, indemnify, protect, defend and hold harmless Sub-Sublandlord, the Superior Landlords and their respective affiliates, agents, partners and lenders, from and against any and all claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including reasonable attorneys’ fees) and damages of any kind or nature whatsoever (collectively, “Claims”) to the extent arising out of, involving, or in connection with, (a) the use or occupancy of the Premises by Sub-Subtenant, (b) the acts or omissions of Sub-Subtenant or any of Sub-Subtenant’s invitees, agents or  employees, (c) any breach of this Sub-Sublease by Sub-Subtenant, and (d) any violation of Applicable Laws caused by Sub-Subtenant. If any action or proceeding is brought against Sub-Sublandlord or the Superior Landlords by reason of any of the foregoing matters, Sub-Subtenant shall upon notice defend the same at Sub-Subtenant’s expense by counsel reasonably satisfactory to Sub-Sublandlord and the Superior Landlords, as applicable.

17.2.By Sub-Sublandlord. Sub-Sublandlord shall, except to the extent caused by Sub-Subtenant’s gross negligence or willful misconduct, indemnify, protect, defend and hold harmless Sub-Subtenant and its affiliates, agents, partners and lenders, from and against any and all Claims to the extent arising out of, involving, or in connection with, (a) Sub-Sublandlord’s gross negligence or willful misconduct, (b) any breach of this Sub-Sublease by Sub-Sublandlord, and (c) any violation of Applicable Laws caused by Sub-Sublandlord. If any action or proceeding is brought against Sub-Subtenant by reason of any of the foregoing matters, Sub-Sublandlord shall upon notice defend the same at Sub-Sublandlord’s expense by counsel reasonably satisfactory to Sub-Subtenant.

17.3.Survival. The indemnities in this Section 17 shall survive the expiration or earlier termination of this Sub-Sublease.

18.Exemption of Sub-Sublandlord from Liability; Waiver of Consequential Damages. Unless caused by Sub-Sublandlord’s gross negligence or willful misconduct, Sub-Sublandlord shall not be liable for injury or damage to the person or goods, wares, merchandise, or other property of Sub-Subtenant, Sub-Subtenant’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said injury or damage results from conditions arising from the Premises or from any other source or place, and regardless of whether the cause of damage or injury or the means of repairing the same is accessible. Notwithstanding anything to the contrary in this Sub-Sublease or the Superior Leases, in no event whatsoever shall either Party be liable to the other Party for consequential losses, injury to the other Party’s business or for any loss of income or profit therefrom.

19.Damage and Destruction; Condemnation. In no event shall Sub-Sublandlord have any obligation to Sub-Subtenant to restore the Premises if damaged, destroyed or condemned as described in Section 9 or Section 14 of the Master Lease. To the extent any damage, destruction or casualty loss occurs in the Premises that entitles Sub-Sublandlord to terminate the Master Sublease, Sub-Sublandlord may terminate the Master Sublease (in which event this Sub-Sublease shall automatically terminate) without liability to Sub-Subtenant. With respect to damage, destruction or condemnation (as described in Section 9 and Section 14 of the Master Lease), Sub-Subtenant shall receive an abatement of Rent under this Sub-Sublease to the extent that Sub-Sublandlord is entitled to abatement of rent under the Master Sublease with respect to the Premises.

20.Brokers. Sub-Sublandlord and Sub-Subtenant hereby represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sub-Sublease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Sub-Sublease. Each Party agrees to indemnify and defend the other Party against and hold the other Party harmless for, from and against any and all Claims with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying Party's dealings with any real estate broker or agent. The indemnities in this Section 20 shall survive the expiration or termination of this Sub-Sublease.

21.Notices. Any notice, demand or request required or desired to be given under this Sub-Sublease to Sub-Sublandlord or Sub-Subtenant shall be in writing via (a) personal delivery, (b) First Class U.S. Mail, return receipt requested, (c) FedEx or other reputable overnight carrier, or (d) email (but only if a hard copy is sent within one (1) business day thereafter by one of the methods in the foregoing sections (a) through (c)), and shall be addressed to the address of the Party to be served, as set forth in this Section 21. Either Party may from time to time, by written notice to the other Party in accordance with this Section 21, designate a different address than that set forth below for the purpose of notice. Upon receipt of any notice from a Superior Landlord, each Party shall promptly deliver a copy of such notice to the other Party in accordance with the terms and conditions of this Section 21.

Sub-Sublandlord: Avelas Biosciences, Inc. c/o Avalon Ventures 11099 North Torrey Pines Road, Suite 290 Attn: CFO Email: treardon@avalon-ventures.com	Sub-Subtenant: Synthorx, Inc. 11099 North Torrey Pines Road, Suite 190 San Diego, California 92037 Attn: Legal Department Email: ckuhlen@synthorx.com

22.Default. The occurrence of any of the following events (each, an “Event of Default”) shall constitute a material default and breach of this Sub-Sublease by Sub-Subtenant: (a) Sub-Subtenant’s failure to pay Rent, where such failure shall continue for a period of three (3) days following Sub-Subtenant’s receipt of written notice thereof from Sub-Sublandlord; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161, (b) the occurrence of a material default or breach of a Superior Lease due to Sub-Subtenant’s acts or omissions, or (c) the occurrence of any of the events described in Section 8 of the Master Sublease. Upon any Event of Default under this Sub-Sublease, Sub-Sublandlord shall have all of the remedies available to Sublandlord pursuant to the Master Sublease, including without limitation the remedies enumerated in Section 9 of the Master Sublease. All of Sub-Sublandlord’s rights and remedies herein enumerated or incorporated by reference above are cumulative, and none will exclude any other right or remedy allowed by law or in equity.

23.Surrender. On the expiration or earlier termination of this Sub-Sublease, Sub-Subtenant shall, at its sole cost and expense, surrender and deliver up the Premises to Sub-Sublandlord, together with the Furniture (to the extent required by Section 10) and all improvements thereon, in the same condition as of the Commencement Date, normal wear and tear, casualty damage, and Sub-Sublandlord’s and the Superior Landlords’ obligations excepted, and otherwise in accordance with the requirements of the Master Sublease.

24.Holdover. If Sub-Subtenant fails to surrender the Premises in accordance with the terms and conditions of this Sub-Sublease on or before the Expiration Date or earlier termination of this Sub-Sublease, such tenancy shall be from month-to-month only, at a rental rate that is 150% of the monthly Rent payable under this Sub-Sublease immediately prior to termination or expiration of this Sub-Sublease, and shall not constitute a renewal or extension of this Sub-Sublease.

25.Parking. During the Sub-Sublease Term, Sub-Subtenant shall have the right to use, at no additional cost, any parking that Sub-Sublandlord is entitled to under the Master Sublease.

26.Authority. Each Party represents and warrants to the other Party that it has full power and authority to enter into this Sub-Sublease and that each individual executing this Sub-Sublease on its behalf is authorized to do so by virtue of the corporate office such individual holds with it.

27.Governing Law. The terms and provisions of this Sub-Sublease shall be construed in accordance with and governed by the laws of the State of California.

28.Partial Invalidity. If any term, provision or condition contained in this Sub-Sublease shall, to any extent, be invalid or unenforceable, the remainder of this Sub-Sublease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, each and every other term, provision and condition of this Sub-Sublease shall be valid and enforceable to the fullest extent possible permitted by law and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

29.Attorneys' Fees. If any Party commences litigation against another in connection with this Sub-Sublease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing Party shall be entitled to recover from the other Party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

30.Counterparts and Electronic Signatures. This Sub-Sublease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Sub-Sublease may be executed by a Party's signature transmitted by email, and copies of this Sub-Sublease executed and delivered by means of emailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All Parties hereto may rely upon emailed signatures (including signatures in Portable Document Format) as if such signatures were originals. All Parties hereto agree that an emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Sub-Sublease as if it were an original signature page.

31.Entire Agreement. This Sub-Sublease, together with the Superior Leases as incorporated or referenced herein, constitutes the entire agreement and complete understanding of the Parties with respect to the matters set forth herein and merges and supersedes all prior, oral and written, agreements and understandings, and all contemporaneous oral agreements and understandings, of any nature whatsoever with respect to such subject matter.

32.Superior Landlord Consent. This Sub-Sublease is subject to and contingent upon the Superior Landlords executing a written consent to this Sub-Sublease in a form reasonably acceptable to the Parties hereto (the “Consents”). In the event the Superior Landlords do not so execute the Consents within sixty (60) days of the Effective Date, either Party may terminate this Sub-Sublease upon written notice to the other Party given prior to the date the Superior Landlords deliver the Consents. If this Sub-Sublease is so terminated, Sub-Sublandlord shall promptly return any prepaid Rent to Sub-Subtenant.

33.Extension Option. Provided that no Event of Default has occurred and is continuing as of the date that Sub-Subtenant exercises the following extension option (the “Extension Option”) and as of the initial Expiration Date, Sub-Subtenant may, upon written notice to Sub-Sublandlord given at least three (3) months prior to the Expiration Date, extend the Sub-Sublease Term to March 1, 2023 (the “Extension Term”). If Sub-Subtenant exercises the Extension Option, then during the Extension Term, Sub-Subtenant shall continue to pay Sub-Sublandord the Base Rent and Operating Expense Reimbursement pursuant to Sections 4 and 5 respectively. The monthly Base Rent for the Extension Term shall be $26,372.09.

[Signature page follows]

In Witness Whereof, Sub-Sublandlord and Sub-Subtenant have executed this Sub-Sublease as of the date and year set forth above.

SUB-SUBLANDLORD:		SUB-SUBTENANT:

Avelas Biosciences, Inc.		Synthorx, Inc.
a Delaware corporation		a Delaware corporation

By:	/s/ Jay Lichter	By:	/s/ Laura Shawver
Name:	Jay Lichter	Name:	Laura Shawver
Title:	CEO	Title:	President and CEO

12

Exhibit A

Premises

Exhibit B

Furniture Inventory

(Attached)

Exhibit C

Master Sublease

(Attached)